February 1, 2001



Mr. Gregory J. Robitaille
1332 W. Henderson Street
Chicago, IL 60657

Dear Greg:

On behalf of Transmedia Network, Inc. ("Transmedia" or "Company"), I am very pleased to offer you the position of Executive Vice President of Corporate Development for the Company. In this position you will report directly to me.

The terms of the offer include the following:

Duties and Responsibilities - As Executive Vice President of Corporate
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Development you will be responsible for:
1. Continuing to lead the development and execution of the Revenue Management product;
2. Leading the effort to improve the reliability and performance of the Company's overall transaction capture and processing function;
3. Evaluating the DineFone and broader voice portal opportunities and making recommendations;
4. Evaluating and recommending strategies for international expansion giving consideration to all factors affecting membership, merchants and transaction processing;
5. Assisting in the multi-unit sales effort;
6. Evaluating methods of lowering TMN's cost of goods sold and in particular, the effective use of bartered media as a tool for acquiring food and beverage credits;
7. Leading special projects as determined by the CEO of Transmedia from time to time.

Effective Date - January 1, 2001
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Base Salary - Your annual base salary is $218,000 and is paid weekly. Your
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compensation will be reviewed annually in conjunction with all other senior management compensation reviews.

Gregory J. Robitaille
Page 2
February 1, 2001



Location - Given the nature of your responsibilities you may live in Atlanta,
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Chicago or Miami at your discretion. I expect you to travel and be in the Miami headquarters offices as needed.

Transmedia Bonus - You will be entitled to receive a bonus subject to the terms
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of the senior management bonus program. A copy of your goals and bonus potential will be provided to you.

Transmedia Stock Options - You will be granted an option to purchase 250,000
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shares of Transmedia Network, Inc. common stock at an exercise price of $2.50 per share and another 50,000 shares at $2.8750 per share. These options will vest and be governed according to the terms of the Company's 1996 Long Term Incentive Plan ("LTIP"). For purposes of vesting, you will be deemed to have earned one year of vesting upon the anniversary of your employment on April 17, 2001. Further vesting will occur on each anniversary from the date thereof. You will continue to be eligible for annual option grants at the discretion of the Compensation Committee of the Board.

Termination without cause; change of control - If your employment is (i)
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terminated for any reason other than Cause (as defined below), disability or death or (ii) if there is a change of control event (as defined in the Company's
LTIP) and a diminution in your duties resulting from such change of control
      ---
event, you will (i) receive 12 months of base salary (paid pursuant to the Company's normal payroll practices) at your then prevailing base salary from the date of your termination, (ii) participate in the senior management bonus pool (if any and then paid only when all other bonus payments are made to senior management personnel) based on a pro-rated year from the date of your termination, (iii) be entitled to full options vesting and exercise privileges as provided in the Company's LTIP but in any event no less than 100,000 such options will be deemed to be vested with a strike price of $2.50 per share and with a term equal to the options held by Minotaur Partners, (iv) continue to participate in the senior management dining privilege available to all senior officers of the Company, as long as you are receiving a regular salary from the Company and (v) you will have the option to continue coverage in the Company's health care plan for the statutory period provided by COBRA and the Company will pay for your costs associated with such participation. Any employee-only dining privileges will cease upon the termination of salary continuation.

"Cause" shall mean (a) your willful failure to substantially perform the duties hereunder, (b) your willful failure to follow a written, lawful order or written directive from the Company's Board of Directors or (c) your conviction of a felony of any kind or any misdemeanor involving moral turpitude.

Confidentiality - You shall treat as confidential and not disclose to any person
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not affiliated with Transmedia all non-public and proprietary information and data about the business, operations, employees, programs, plans and financial results, projections and budgets of Transmedia and its affiliates which are disclosed to you during your employment. The confidentiality agreement shall survive the termination of your employment for any reason.

Gregory J. Robitaille
Page 3
February 1, 2001



I am delighted to offer you the position of Executive Vice President of Corporate Development for Transmedia.

Sincerely,                                           Agreement Accepted:



/S/ Gene M. Henderson                                /S/ Gregory J. Robitaille
-------------------------                            --------------------------
Gene M. Henderson                                    Gregory J. Robitaille
President and CEO

                                                     Date: 02/04/01
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